Exhibit (c)(4)
Bright Horizons– Special Committee Meeting Discussion Materials Strictly Private and Confidential
Goldman, Sachs & Co. 6-November-2007

Table of Contents
I. Review of Recent Results — II. Recent Trading Levels — III. Financial Analyses and Capital Structure — Appendix A: Common Stock Comparison — Appendix B: Supporting Materials —
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I. Review of Recent Results

Third Quarter Results and Revised Forecasts Summary Overview
Third Quarter Results
■ On October 25, 2007, Bright Horizons announced results for its third quarter ended September 30, 2007 — Revenues for Q3 2007 were higher than expected at $190 million, compared to previous forecast of $187 to $188 million
— Earnings per diluted share was reported to be $0.38 per share, versus previous guidance of $0.40 and $0.41, representing ~$0.03 miss per share
■ At the EBITDA level, the operating business was $3.0 million below expectations (including ~$0.1 million from closed centers) —The effect on EBITDA was partially offset by overhead cost savings resulting in a net deviation of $0.8 million for Q3 —For the forth quarter, Bright Horizons expects a similar deviation from the plan previously provided to buyers ■ The GS advisory team, the GS financing team and Evercore have received center-level information and had two separate conversations with management on the nature of the softer results
— Most of the shortfall seems to be caused by lower than projected enrollment in a group of domestic and European community-based centers, combined with cost overruns in a select number of the same locations
■ Early enrollment data for October indicates levels around the results seen in Q3 and in line with the revised forecast Revised Forecasts ■ Bright Horizons has revised its long-terms forecasts, resulting in the following key changes to projected EBITDA — 2007 EBITDA $3.7m lower than expected — 2008 EBITDA $2.2m lower than expected — 2009 EBITDA $0.4m lower than expected — 2010 and beyond in line with prior management plan ■ In addition, the company indicated it may spend $13.5m more on acquisitions than previously indicated — Impact mostly expected for 2007; with some potential for timing to move into Q1 2008

II. Recent Trading Levels

CONFIDENTIAL

Goldman Sachs

Bright Horizons Recent Share Price Performance

January 2007 to Date

YTD Stock Price Performance



17-Oct-2007
Announces Q307 EPS to come in at $0.38 per share versus previous guidance of $0.40-$0.41 per share
$48
$46
$44
$42
$40
$38
$36
Closing Price (USD)
$37.97
Jan-2007
Mar-2007
May-2007
Jun-2007
Aug-2007
Oct-2007
Daily from 01-Jan-2007 to 01-Nov-2007

Research Analyst Consensus EPS



Pre-Announcement
Post-Announcement
1.78 1.78 1.79
2.06 2.06 2.10
2.35 2.35 2.35
1.68 1.70 1.70
1.91 1.97 1.99
2.21 2.25 2.32
FY2007E
FY2008E
FY2009E
FY2007E
FY2008E
FY2009E
Low
Median
High

Analyst Commentary

- "We recently surveyed 23 Bright Horizons customers. The **results were mostly positive; however, we are modestly concerned about pricing going forward.** While we do not expect customers to leave BFAM based entirely on price, **our concern is that the 4%-5% annual tuition increases could be at risk**, particularly during periods of economic uncertainty." – *Baird, 23-Oct-07*
- "This is the **first pre-announcement we can recall** from this company whose business tends to be very stable and predictable given long duration contracts, high client retention and client/end market and geographic diversity. The gradual business mix transition to higher margin, but **higher risk P&L centers, which now represent 65% of the total (and within that, consortium centers which comprise about 25% of full service locations), does increase enrollment risk and may modestly increase the company's exposure to economic influences including consumer pressures**." – *Stifel Nicolaus, 18-Oct-07*
- "We lowered our 2007 EPS estimate to $1.73 from $1.78 as we believe it will take more than one quarter to improve the margins. We are maintaining our 2008 EPS estimate of $2.10 until we get more insight from management." – *Baird, 18-Oct-07*

Source: IBES and FactSet

Recent Trading Levels 6

Bright Horizons Share Price in Context Historical Stock Price Performance (November 2002 to DateSource: FactSet)
III. Financial Analyses and Capital Structure

CONFIDENTIAL

Goldman Sachs

Valuation Overview of Bright Horizons

Overview ($ in millions, except per share data)


Enterprise Value[1] (Per Share Equity Value)
Last 12 Month Trading Range
$985 ($36.40)
$1,277 ($47.20)
PV of Estimated 2010-11 Price Range
$1,326 ($49.00)
$1,461 ($54.00)
Leveraged Recapitalization
$1,055 ($39.00)
$1,109 ($41.00)
Leveraged Buyout
$1,353 ($50.00)
$1,515 ($56.00)
Merger Market
$1,326 ($49.00)
$1,515 ($56.00)
Discounted Cash Flows
$1,353 ($50.00)
$1,569 ($58.00)
$700
$900
$1,100
$1,300
$1,500
$1,700
$1,900

	Metrics	FY2007 EBITDA[2] / *% Premium*
Last 12 Month Trading Range	■ Share price of $37.97 (November 1, 2007) ■ 52-week high and low: $47.20 – $36.40 ■ 52-week weighted average: $39.54 per share	9.1x – 11.8x *(4)% – 24%*
PV of Estimated 2010-11 Price Range	■ PV of future share prices using management projections ■ Valued at a forward P/E of 19.3x (current 2008E) to 21.1x (12m rolling average), discounted at an assumed cost of equity of 9.0%	12.3x – 13.5x *29% – 42%*
Leveraged Recapitalization	■ Assumes a forward P/E of 19.3x (current 2008E) to 21.1x (12m average 12 months rolling forward P/E) ■ $100mm to $200m share repurchase at end of FY2007 (9-18% of shares outstanding)	9.8x – 10.3x *3% – 8%*
Leveraged Buyout	■ Assumes total leverage of 6.7x Debt / LTM EBITDA of $108m as of December 2007 (3.2x senior and 3.5x subordinated debt)) ■ Management case high ~20% IRR and 10.5x exit (low end) to ~18% IRR and 11.5x exit (high end) — Exit multiples 0.5x lower to reflect decline in trading multiple	12.5x – 14.0x *32% – 47%*
Merger Market	■ Acquisition of Educate by Sterling Capital Partners (10.7x LTM EBITDA) and Busy Bees by ABC Learning[3] — Premium to Educate and discount to post-secondary education transactions such as Laureate or Whitman Education	12.3x – 14.0x *29% – 47%*
Discounted Cash Flows	■ Discounted to October 2007 based on management projections ■ Weighted average cost of capital of 9.0% - 10.0% (+0.5% due to Barra predicted beta update from 0.8 to 0.9) ■ Terminal multiple range of 9.0x - 11.0x, which translates into a 2.4-4.5% implied perpetual growth rate (+~0.5% due to WACC change) — Implied terminal multiple at 2.0 - 4.0% growth rate is 8.4x - 10.1x	12.5x – 14.5x *32% – 53%*

Note: 2007 EBITDA multiples assuming net debt and diluted shares (treasury stock method) outstanding assumed of $0.0 million and 27.1 million respectively.
(1) Based on Swingset management projections as provided to Goldman Sachs.
(2) Projected EBITDA after equity expense.
(3) Busy Bees Childcare EV / LTM EBITDA multiple disclosed by acquirer to be 3.6x using a disclosed rent adjusted FY08 EBITDA of £9.5 (Other disclosure: EV of £71m, cash of £15m, property £22m).

Financial Analyses and Capital Structure 9

Illustrative Capital Structure and Financing Terms Summary of Selected Terms Provided to the Special Committee
| Illustrative Capital Structure Summary of Key Terms —— —
Mezzanine Debt ■ Total notes of $375 million — $300m cash-pay / $75m non-cash interest (5 years) — Flexibility to adjust size depending on size of senior credit facilities ■ Indicative Pricing — OpCo notes 11.5% — HoldCo notes 13.0% Senior Credit Facilities ■ Total facilities of $425 million — Revolver $75 million — Term Loan B $350 million ■ Indicative Pricing — Revolver: L + 350 bps — Term Loan B: L + 350 bps @ OID of 99 if rated B2/B; L + 375 bps @OID of 99 if rated lower Other ■ Standard and customary covenants to include minimum interest, maximum senior or total leverage, maximum capital expenditures ■ Assumes 6.7x total leverage at closing ■ Redemption at 101% in change of control and according to a grid for voluntary redemption Assumed Ratings ■ Corporate Rating : B2/B ■ Senior Secured Facilities : Ba3/BB-
Expected Conditions Precedent (Indicative) —
■ Concurrent transactions (equity and mezzanine contributions) ■ Completion of the acquisition and approval of purchase agreement ■ Business MAC (including the existence of any material adverse claims in the aggregate) ■ No new information that is materially inconsistent ■ Satisfactory completion of documentation ■ Assignment of credit ratings by Moody’s and S&P ■ Company commitment to facilitate the syndication of the debt financings prior to funding ■ 6.7x total leverage at closing ■ Satisfactory completion of due diligence
Note: The above key terms are an incomplete summary and should be read in conjunction with the term sheets provided to the Special Committee.

Illustrative LBO Analysis – Financial Sensitivities Equity Returns at Various Prices ($ in millions, except per share data)

Appendix A: Common Stock Comparison

Public Market Valuation in the Education Sector $ in millions, except per share data

Development of LTM EV/EBITDA Multiples Over Time Bright Horizons and Selected Comparables Source: FactSet(1) Post Secondary Composite includes: Apollo, Capella, Career Education, Corinthian, DeVry, ITT, Lincoln, Strayer, and UTI
Appendix B: Supporting Materials

1. Illustrative Public Market Valuation – Discounted Prices Status Quo – Based on Forward Multiples Note: Present values discounted at 9.0% cost of equity calculated as shown in the appendix.
| IBES Median Estimates 2 —
Present Value per Share Future Value per Share
Management Projections 31 Current (forward) P/E calculated based on Swingset’s share price on 1-Nov-2007, divided by the respective IBES (forward) median EPS estimates.2 LTM Average (forward) P/E calculated based on daily share prices observed during the last 12 months divided by the respective IBES (forward) median EPS estimates. —
Present Value per Share Future Value per Share
1 Assumes IBES median forward EPS for 2007, 2008, and 2009. 2010 – 2011 calculated by extrapolating using the IBES 5-year growth rate of 19%.
2 Assumes Swingset management projections dated 24-Oct-2007.

2. Illustrative Leveraged Recapitalization Analysis Source: Management projections dated 24-Oct-2007Note: Assumes 27.1mm diluted shares outstanding, LIBOR of 4.88% as of 01-Nov-2007. Assumes transaction occurs at the end of November and is fully financed by issuance of incremental debt
Share Repurchase End of H2 2007 – Impact on FY2008 EPS Management Estimates
($ in millions, except per share data)
Size of Buyback ($mm)
% of Shares Outstanding 9.6% 14.4% 18.3% 22.3% 26.1% 29.8% | | | | | | Credit Impact — Indicative Rating Ba2 / BB Ba2 / BB Ba3 / BB- Ba3 / BB- B1 / B+ B1 / B+ —— —— —— —— —— —— — Debt / EBITDA3 0.93x 1.39x 1.85x 2.31x 2.78x 3.25x —— —— —— —— —— —— — Adj. Debt / EBITDAR1 2.11x 2.46x 2.82x 3.17x 3.53x 3.89x —— —— —— —— —— —— —
| | | | | | Weighted Average Cost of Debt 7.50% 7.75% 7.88% 8.25% 8.50% 8.75% | | | | | | Earnings Impact (FY2008) — PF FY2008 Net Income $ 50 $ 48 $ 45 $ 42 $ 40 $ 36 —— —— —— —— —— —— — PF FY2008 EPS $2.04 $2.04 $2.03 $1.99 $1.95 $1.89 —— —— —— —— —— —— —
| | | | | | FY2008 EPS Accretion 2.9% 3.2% 2.4% 0.7% (1.5)% (4.6)% PF Share Price Based on Current $39.23 $39.35 $39.03 $38.38 $37.55 $36.38
Forward IBES P/E PF Share Price Based on $42.89 $43.02 $42.67 $41.96 $41.05 $37.77 LTM Average Forward P/E
—— —— —— —— —— —— —
1 Based on 2007E EBITDA of $108.1mm and rent of $32.8mm (capitalized per moody’s 6x methodology).
2 Current (forward) P/E of 19.3x calculated based on Swingset’s share price on 1-Nov-2007 divided by the respective IBES (forward) EPS estimates.
3 LTM Average (forward) P/E of 21.1x calculated based on daily share prices observed during the last 12 months divided by the respective IBES (forward) EPS estimates.

3. Illustrative LBO Analysis – Sensitivities Business and Exit Timing Sensitivities
Indicative Impact of Changes in Business Plan on IRR —
        .
Implied Sponsor IRR at Various Exit Years and Purchase Prices —
1 Assumes 11.5x exit multiple.

3. Illustrative LBO Analysis – Capital Structure Assumes $52 Purchase Price ($ in millions, except per share data)

4. Illustrative Private Market Valuation – Selected M&A Transactions
$ in millions Busy Bees Childcare EV / LTM EBITDA multiple disclosed by acquirer to be 3.6x using a disclosed rent adjusted FY08 EBITDA of £9.5 (Other disclosure: EV of £71m, cash of £15m, property £22m).Source: Laureate taken from public filings and press releases, Whitman Education taken from 8K and other public filings, Ross University taken from 8K, Kindercare taken from 8K and other public filings, Educate taken from proxy, 8K and other public filings, Busy Bees Childcare and La Petite Academy from Company management presentations, available press releases and publicly available filings:
EV / LTM EBITDA Multiples Date Target Laureate Inc. Whitman Education Ross University Educate Inc. La Petite Academy Kindercare Learning Busy Bees Childcare Group Centers —— —— —— —— —— —— —— —
Acquiror KKR, Citigroup, Career Education DeVry Sterling Capital ABC Learning Knowledge Universe &n bsp; ABC Learning Private Equity, SAC Partners, Capital and Citigroup, Private Sterling Capital Equity Partners —— —— —— —— —— —— —— —
EV ($mm) $3,815.0 $267.8 $310.0 $534.0 $330.0 $967.8 $109.6 —— —— —— —— —— —— —— —
Target Business ■ ■ Provider of ■ Provider of ■ Provider of ■ Provider of ■ Private ■ Provider of Post-secondary career oriented medical and tutorial and other center-based provider of early ; childcare services education provider post secondary veterinary supplemental education services childhood education & nbsp; and infant care in Europe and Latin education education education services and childcare to and care in the nurseries to the America and online to pre-kindergarten children between 6 United States employees of public post-secondary through twelfth weeks and 12 years and private sector education in the grade students companies U.S.

4. Illustrative Private Market Valuation – Transaction Premia All Cash Transactions, Last Four Years (Premium to Price 1 Month Prior to Announcement)
Source: Thomson Financial, SDC() Includes transactions with total consideration from $1 billion – 5 billion.
| 2003 2004 —— —
| 2005 2006
—— —

5. Illustrative DCF Flow Valuation – Sensitivity Analysis $ in millions

5. Illustrative DCF Flow Valuation – Sensitivity Analysis Source:
Source: Projections as per Management as of 24 Oct 2007
2 Free cash flow discounted to end of October 2007. Terminal value calculated as of fiscal year 2011.
3 Adjusts terminal value free cash flow for depreciation equal to capital expenditures and no deferred taxes in perpetuity.